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                                                                       Exhibit 9



            REPRESENTATIONS, DESCRIPTION AND UNDERTAKINGS REGARDING

                 MORTALITY AND EXPENSE RISK CHARGE, PURSUANT TO

                        RULE 6e-3(T) (b) (13) (iii) (F)
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                        REPRESENTATIONS, DESCRIPTION AND
                            UNDERTAKINGS PURSUANT TO
                     RULE 6e-3(T) (b) (13) (iii) (F) UNDER
                       THE INVESTMENT COMPANY ACT OF 1940


The Colonial Life Insurance Company of America ("Colonial"), on behalf of its Colonial Separate Account D, makes the following representations:

1.   Section 6e3(T) (b) (13) (iii) (F) is being relied upon.

2. The level of mortality and expense risk charge is reasonable in relation to the risks assumed and is within the range of industry practice for comparable contracts.

3. The methodology used to support the representation made in paragraph (2) above is based on an analysis of the mortality and expense risk charges being made in relation to the risks assumed, as well as those in comparable flexible premium contracts filed with the Commission - both single life policies and survivorship policies. Colonial undertakes to keep and make available to the Commission on request the documents used to support the representation in paragraph (2) above.

4. It is expected that the proceeds from explicit sales loads will be sufficient to cover the expected costs of distributing the flexible contracts. If this is ever not the case, Colonial has concluded that there is a reasonable likelihood that the distribution financing arrangement will benefit Colonial Separate Account D and policy and certificate owners. Colonial undertakes to keep and make available to the Commission on request the memorandum setting forth the basis for this representation.

5. Colonial represents that Colonial Separate Account D will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of the company, formulate and approve any plan under Rule 12b-l to finance distribution expenses.


                                /s/
                               Michael J. LeBoeuf, FSA, MAAA
                               Assistant Vice President
                               and Product Actuary